Exhibit (a)(5)(ii)

EMAIL TO ASSOCIATES:

Subject:  Mannatech Announces Intent to Commence a Cash Tender Offer to Purchase up to $5 Million of Its Common Stock

We are pleased to announce that Mannatech has announced its intent to conduct a modified Dutch auction cash tender offer to purchase up to $5 million of its outstanding common stock, par value $0.0001 per share.

In a modified Dutch auction tender offer, the company conducting the buyback specifies a price range at which it will buy back shares, and each shareholder who is interested in selling shares may indicate the minimum price per share within the price range such shareholder is willing to tender such shares as well as specify the amount of shares such shareholder is willing to tender. The company examines the offers and buys the shares at the lowest price that allows it to repurchase the predetermined amount of shares.

The Company anticipates that Georgeson Securities Corporation will be the dealer manager for the tender offer, Georgeson LLC will serve as the information agent for the tender offer, and Computershare Trust Company N.A. will serve as the depositary for the tender offer.

Important Additional Information

This communication is for informational purposes only, is not a recommendation to buy or sell the Company’s common stock, and does not constitute an offer to buy or the solicitation to sell shares of the Company’s common stock. The tender offer described in this communication has not yet commenced, and there can be no assurances that the Company will commence the tender offer on the terms described in this communication or at all. The tender offer will be made only pursuant to the tender offer statement on Schedule TO, including an Offer to Purchase, Letter of Transmittal and related materials that the Company expects to file with the Securities and Exchange Commission (“SEC”) upon commencement of the tender offer.

SHAREHOLDERS AND HOLDERS OF AWARDS GRANTED UNDER THE COMPANY'S EQUITY INCENTIVE PLANS ARE URGED TO CAREFULLY READ THE TENDER OFFER STATEMENT, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER, THAT SHAREHOLDERS AND AWARD HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

Once the tender offer is commenced, shareholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the Offer to Purchase, Letter of Transmittal and other documents that the Company will be filing with the SEC at the SEC’s website at www.sec.gov. Additional copies of these materials may be obtained for free by contacting the Company at ir@mannatech.com or 1410 Lakeside Pkwy, Ste 200, Flower Mound, TX 75028, Attn: Investor Relations, or Georgeson LLC, the information agent for the tender offer, at (888) 605-8334.

Other Disclosures
None of the Company, its directors, the dealer manager, the information agent or the depositary for the tender offer will make any recommendation to the shareholders as to whether to tender their shares or refrain from tendering their shares or as to the price at which to tender them.

Forward-Looking Statements

Please Note: This communication contains “forward-looking statements.” These forward-looking statements generally can be identified by use of phrases or terminology such as “may,” “will,” “should,” "hope," “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “approximates,” “predicts,” “projects,” “potential,” and “continues” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this communication should be read in conjunction with all of its filings with the SEC and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, the outbreak of the novel coronavirus ("COVID-19") pandemic, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this communication, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the SEC, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this communication.